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Exchange Act of 1934 (Amendment No.)

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Watson Wyatt & Company Holdings

(Name of Registrant as Specified In Its Charter)

Watson Wyatt & Company Holdings

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Watson Wyatt & Company Holdings

1717 H Street, N.W.
Washington, D.C. 20006
Telephone: 202-715-7000
Fax: 202-715-7960

October 15, 2004

Dear Fellow Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders that will be held this year at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611 on Friday, November 19, 2004 at 8:30 a.m. CST. On the following pages you will find the notice of the 2004 Annual Meeting of Stockholders and the accompanying proxy statement.

     Your vote is important. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Accordingly, please return your proxy as soon as possible.

Sincerely,

John J. Haley

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 19, 2004

The fifth Annual Meeting of Stockholders of Watson Wyatt & Company Holdings (the “Company” or “Watson Wyatt”), a Delaware corporation, will be held on Friday, November 19, 2004 at 8:30 a.m. (CST), at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611 for the following purposes:

I.

To elect two Class I members of the board of directors of the Company to serve for a three-year term, expiring at the 2007 Annual Meeting of Stockholders, or until the election and qualification of their successors (Proposal 1);

II.	To consider and to vote upon a proposal to increase the number of shares which may be issued under the Compensation Plan for Outside Directors (the “Outside Directors’ Plan”) (Proposal 2); and

III.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on October 1, 2004 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

WE STRONGLY URGE YOU TO REVIEW THE PROXY STATEMENT AND TO COMPLETE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.

TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE (IF YOU HAVE RECEIVED YOUR PROXY MATERIALS BY MAIL), OR VOTE YOUR PROXY VIA TELEPHONE OR INTERNET AS SOON AS POSSIBLE.

     By order of the board of directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Washington, D.C.
October 15, 2004

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 19, 2004

This proxy statement, notice of the 2004 Annual Meeting of Stockholders and accompanying proxy are being furnished to you as a stockholder of Watson Wyatt & Company Holdings (the “Company” or “Watson Wyatt”), a Delaware corporation, on or about October 15, 2004, in connection with the Annual Meeting of Stockholders of the Company to be held on November 19, 2004, at the time and place and for the purposes set forth in the accompanying notice of the meeting.

The Company’s board of directors is making this proxy solicitation. All shares of the Company’s Class A Common stock, $.01 per share (“common stock”) that are represented by properly executed and unrevoked proxies received by ADP Investor Communication Services, the vendor selected by the Company to tabulate the vote, prior to the Annual Meeting will be voted. The deadline for receiving proxy voting instructions by telephone (1-800-690-6903) or internet (www.proxyvote.com) is 11:59 p.m. (EST) on Thursday, November 18, 2004.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Stockholders of record at the close of business on October 1, 2004, are entitled to notice of and to vote the shares of common stock held by them on such date, at the Annual Meeting and at any adjournments thereof. On October 1, 2004, there were 32,419,031 shares of common stock outstanding and entitled to vote at the Annual Meeting. The common stock is the Company’s only class of outstanding voting securities and will vote as a single class on all matters to be presented and for each director to be elected at the Annual Meeting. Each share of common stock entitles the holder thereof to one vote on each matter and for each director to be elected.

If the accompanying proxy card is properly signed and returned in the enclosed envelope (available to stockholders who have received their proxy materials by mail), or voted via telephone or internet, and not revoked, it will be voted.  Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will vote in favor of Proposal 1, the board of directors’ nominees for directors; will vote in favor of Proposal 2, to approve a proposal to increase the number of shares which may be issued under the Compensation Plan for Outside Directors; and will vote in their own discretion as to any other matters that may properly come before the Annual Meeting.  You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of the Company at 1717 H Street, N.W., Washington, D.C. 20006.  If you are a stockholder of record, and you attend the Annual Meeting and vote in person, your vote will supercede any proxy that you previously executed.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on October 1, 2004 will constitute a quorum.

Submitted proxies reflecting broker non-votes or abstentions will be deemed present at the Annual Meeting in determining the presence of a quorum.  Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted, and the broker does not exercise discretion to vote those shares on a particular matter.

A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the Annual Meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.

The affirmative vote of the majority of the votes cast on the matter is required to approve the proposed amendment to the Outside Directors’ Plan, provided that stockholders holding a majority of the shares outstanding on the record date actually cast votes on this matter. Abstentions are considered votes cast for this purpose, but broker non-votes are not. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered to have been cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes are not considered to have been cast at the meeting with respect to such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

A list of stockholders will be available for inspection at least ten days prior to the Annual Meeting at the Office of the Secretary of the Company, 1717 H Street, N.W., Washington, D.C. 20006.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that the number of directors shall be not less than seven, nor more than twenty-five, and give the board of directors the authority to determine the actual number of directors within that range. The board of directors currently consists of eleven members. Pursuant to its authority under our Amended and Restated Bylaws, the board of directors has set the number of directors at nine, effective as of the Annual Meeting. In accordance with our Amended and Restated Certificate of Incorporation, the board of directors is divided into three classes, designated Class I, Class II and Class III. There are currently four directors in Class I: R. Michael McCullough, Sylvester J. Schieber, Edward Manno Shumsky and Paul N. Thornton, whose three-year terms will expire at the 2004 Annual Meeting of Stockholders.

Two Class I directors are to be elected at the Annual Meeting, and each will serve a three-year term until the 2007 Annual Meeting of Stockholders, or until a successor is elected or appointed and qualified, or until such director’s earlier resignation or removal. The board of directors has nominated the two nominees named below for election as directors. The two nominees, Messrs. McCullough and Thornton, currently serve on the Company’s board of directors. Inside directors Sylvester J. Schieber and Edward Manno Shumsky will not stand for re-election.

Nominees:

Names	Length of Term

R. Michael McCullough	Three-year term, expiring at the 2007 Annual
Paul N. Thornton	Meeting of Stockholders.

   R. Michael McCullough (age 65) has served as a director since 1996. Mr. McCullough retired in 1996 as Chairman of the management consulting firm Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a partner in the firm in 1971, became Managing Partner of the firm's Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the boards of Capital Auto Real Estate Investment Trust, an automobile property real estate investment trust, and First Potomac Realty Trust, an industrial and office-industrial real estate investment trust. Mr. McCullough has a B.S. in Electrical Engineering from the University of Detroit.

Paul N. Thornton (age 54) has served as a director since 2000. He joined Watson Wyatt LLP in 1974, qualified as a Fellow of the Institute of Actuaries in 1975 and became a partner of the firm in 1977.  Mr. Thornton has been the Senior Partner of Watson Wyatt LLP since May 2001.  He was Chairman of the Pensions Board of the Faculty and Institute of Actuaries in the U.K. from 1994 to 1996, Chairman of the Association of Consulting Actuaries from June 1997 to June 1998 and President of the Institute of Actuaries from July 1998 to July 2000.  Mr. Thornton is a member of the Executive Committee of the International Actuarial Association, Chairman of the Committee of the International Actuarial Association dealing with Pensions and Employee Benefits, and a member of the Committee of the International Association of Consulting Actuaries.  He holds an honours degree in Mathematics from Oxford University.

If any nominee for a directorship is unable to serve as a director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the board of directors. Management has no reason to believe, at this time, that either of the nominees listed above will be unable to serve if elected, but if either of them should become unavailable to serve as a director or be withdrawn from nomination, and if the board of directors shall designate a substitute nominee, the persons named as proxy holders will vote for the substitute nominee.

The board of directors recommends that you vote FOR each of the two nominees listed above.

The incumbent directors serving in Class II and Class III and their remaining terms are as follows:

Class II:

Names	Length of Term

John J. Gabarro	Three-year term, one year
John J. Haley	remaining, expiring at the 2005
Linda D. Rabbitt	Annual Meeting of Stockholders.
Gene H. Wickes
John C. Wright

John J. Gabarro (age 65) has served as a director since 1999 and was previously a director of Watson Wyatt & Company from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management and chair of the Advanced Management Program at the Harvard Business School where he has also taught in Harvard's MBA and Owner-President Management Programs. He has also served as faculty chair of Harvard's International Senior Management Program and twice as head of its Organizational Behavior Unit. Mr. Gabarro is a Trustee of Worcester Polytechnic Institute from which he received a B.S. in mechanical engineering. Mr. Gabarro completed his MBA and doctorate and post doctoral work at Harvard before joining its faculty.

John J. Haley (age 54) has served as President and Chief Executive Officer since January 1, 1999, Chairman of the Board since 2002, as a director since 1992, and is a member of the Watson Wyatt LLP Partnership Board. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Highland Group, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Linda D. Rabbitt (age 55) has served as a director since 2002 and is the founder and owner of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. As owner and chief executive officer, Ms. Rabbitt is responsible for overall company affairs including client services, business planning, and operational procedures. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt is a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a director of the Economic Club of Washington, D.C., of Leadership Washington, and is a Trustee of the Federal City Council. Ms. Rabbitt has a B.A. from the University of Michigan, Ann Arbor, and an M.A. from George Washington University.

Gene H. Wickes (age 52) has served as Vice President and as a director since 2002, and has been the Retirement Practice Director since April 2004. Mr. Wickes was the West Division's Retirement Practice Leader from 1997 to 2004. Mr. Wickes joined Watson Wyatt in 1996 as a senior consultant and consulting actuary. He assists clients with their retirement and executive benefit issues. Prior to joining Watson Wyatt, he spent 18 years with Towers Perrin, a human resources consulting firm, where he assisted organizations with welfare, retirement, and executive benefit issues. Mr. Wickes is a Fellow of the Society of Actuaries and has a B.S. in Mathematics and Economics, an M.S. in Mathematics and an M.S. in Economics from Brigham Young University.

John C. Wright (age 56) has served as a director since 2002 and is a retired partner of the accounting firm Ernst & Young. He was with Ernst & Young for almost thirty years until his retirement in 2000. Mr. Wright has extensive expertise with complex financial accounting and reporting matters, including many years of experience working on matters before the Securities and Exchange Commission and the National Association of Securities Dealers. During the last ten years of Mr. Wright’s career at Ernst & Young, he spent much of his time on international matters. After Ernst & Young, he served briefly as the Chief Financial Officer of Teligent, a telecommunications company, and is now Executive Vice President and Chief Financial Officer of QuadraMed Corporation, a provider of healthcare information technology solutions. Mr. Wright has a B.S. in accounting from the University of North Carolina.

Class III:

Names	Length of Term

Gilbert T. Ray	Three-year term, two years
John B. Shoven	remaining, expiring at the 2006 Annual Meeting of Stockholders.

Gilbert T. Ray (age 60) has served as a director since 2000. Mr. Ray was a partner of the law firm of O'Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of Automobile Club of Southern California, a provider of emergency road and travel services and insurance; three variable annuity funds managed by SunAmerica Asset management; Sierra Monolithics Inc., a semi-conductor chip company; Advance Auto Parts Company, a retailer of automotive parts; and Diamondrock Hospitality, a real estate investment trust. Mr. Ray is also a trustee of both The John Randolph Haynes and Dora Haynes Foundation and the St. John's Health Center Foundation.

John B. Shoven (age 57) has served as a director since 2002. He is a member of Stanford University's Economics Department, where he holds the Charles R. Schwab Professorship, and has been the Director of the Stanford Institute for Economic Policy Research (formerly known as the Center for Economic Policy Research) since 1999. Dr. Shoven has been at Stanford since 1973, serving as Chairman of the Economics Department from 1986 to 1989, as Director of the Center for Economic Policy Research from 1989 to 1993, and as Dean of the School of Humanities and Sciences from 1993 to 1998. An expert on tax policy, Dr. Shoven was a consultant for the U.S. Treasury Department from 1975 to 1988. He has authored ten books dealing with pension policy, social security and taxation. Dr. Shoven is a member of the boards of Cadence Design Systems, Inc., a supplier of electronic design automation technologies and engineering services; PalmSource, Inc., a supplier of handheld and wireless electronics; and American Century Funds, a mutual funds family. Dr. Shoven has a B.A. in Physics from the University of California, San Diego, and a Ph.D. in Economics from Yale University.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its employees, including the President and Chief Executive Officer, the Chief Financial Officer and the Controller. The Company also has a Code of Business Conduct and Ethics that applies to all of the Company’s directors. Both Codes are available on the Company’s website at www.watsonwyatt.com under “Investor Relations.” A copy may be obtained upon request, addressed to the Secretary of the Company at 1717 H Street, N.W., Washington, D.C. 20006.

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines provide, among other things, that all directors are expected to attend the Annual Meeting of the Company’s stockholders. At the 2003 Annual Meeting of Stockholders, which took place before the Corporate Governance Guidelines were adopted, one director was present. The Guidelines are available on the Company’s website at www.watsonwyatt.com under “Investor Relations.” A copy may be obtained upon request, addressed to the Secretary of the Company at 1717 H Street, N.W., Washington, D.C. 20006.

Communications with the Board or Presiding Director

It is the policy of the Company to facilitate communications of security holders and other interested parties with the board of directors and the Company’s Presiding Director. Communications to directors of the Company must be in writing and may be sent to any director, in care of the Secretary of the Company at 1717 H Street, N.W., Washington D.C. 20006. Communications may be sent by email to all directors as a group or to the Presiding Director using the e-mail addresses posted by the Company on its web site at www.watsonwyatt.com under “Investor Relations.” Communications should identify the person submitting the communication and the interest of such person in the subject matter of the communication. Each communication will be forwarded to the director(s) to whom it is addressed. The board has authorized the Company’s Secretary to adopt reasonable procedures for collecting and distributing communications to directors. If such procedures are adopted, they will be made available on the Company’s website at www.watsonwyatt.com under “Investor Relations.”

Presiding Director

The Company’s board of directors has designated R. Michael McCullough as the Presiding Director of all executive sessions of the independent directors of the board.

Nominees for Director

The Nominating and Governance Committee will make recommendations to the board concerning individuals who are qualified to stand for election as directors. The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment, particularly in professional services industries. The Nominating and Governance Committee will consider recommendations of possible nominees for director submitted by stockholders. Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Secretary of the Company at 1717 H Street, N.W., Washington, D.C. 20006. Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

STANDING COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is attached to this proxy statement as Exhibit B. A copy also is available on the Company’s website located at www.watsonwyatt.com under “Investor Relations,” or may be obtained upon request, addressed to the Secretary of the Company at 1717 H Street, N.W., Washington, D.C. 20006. The Audit Committee’s principal responsibilities, as set forth in its charter, are to assist the board in overseeing the Company’s financial reporting process that is established and implemented by management. The Audit Committee oversees the work of the independent auditor and also reviews information provided by the Company’s internal auditor, independent auditor, and management concerning internal accounting procedures and controls. The Audit Committee is currently composed of four independent directors, John J. Gabarro, R. Michael McCullough, Gilbert T. Ray and John C. Wright (Chair), all of whom meet the independence requirements of the New York Stock Exchange’s listing standards. The board of directors has determined that Mr. Wright is both independent and an audit committee financial expert, as defined by SEC and NYSE guidelines. The Audit Committee held 12 meetings during fiscal year 2004.

Report of the Audit Committee

Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors, although the committee members are not engaged in the practice of accounting or auditing.

The Committee meets regularly with management and the Company’s independent auditor to review the Company’s financial statements, financial press releases, and quarterly and annual SEC filings; to receive the independent auditor’s report of its review of the Company’s quarterly financial statements and its audit of the Company’s annual financial statements; to review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and to review the Company’s internal controls and the activities of the Company’s internal auditor.

The Committee meets regularly in executive session, and also meets separately with (1) the independent auditor, (2) the Company’s Chief Financial Officer, and (3) the Company’s internal auditor.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2004, the Audit Committee:

1.

Reviewed the audited financial statements included in the Annual Report, including Management’s Discussion and Analysis, with management; and discussed the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and subjective amounts, and the clarity of disclosures in the financial statements.

2.

Discussed with the independent auditor the scope and plan for its audit and the results of the audit; and also reviewed and discussed with management and the independent auditor the audited financial statements, as well as the auditor’s report concerning its examination of the Company’s audited financial statements.

3.	Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

4.

Received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and discussed with the auditor its independence from the Company and its management.

Following the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report to Stockholders on SEC Form 10-K for the fiscal year ended June 30, 2004 that was filed with the Securities and Exchange Commission.

Submitted by the Watson Wyatt & Company Holdings Audit Committee:

John C. Wright — Chair
John J. Gabarro
R. Michael McCullough
Gilbert T. Ray

Fees Paid to the Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2005.

As part of its oversight responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor. The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent auditor.

Under the policy, the Committee must give prior approval for any amount or specific type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services – that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant pre-approval for specific independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. The Chair of the Audit Committee is authorized to approve a request for pre-approval provided the additional service is presented to the Audit Committee for approval at its next scheduled meeting.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended June 30, 2004 and 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Fee Category	2003	2004
Audit Fees (1)	$1,062,357	$980,524
Audit-Related Fees (2)	137,991	524,324
Tax Fees (3)	230,234	104,146

Subtotal	1,430,582	1,608,994
All Other Fees (4)	1,481	1,481

Total Fees	$1,432,063	$1,610,476

(1)

Audit Fees – consists of fees billed for professional services performed by PricewaterhouseCoopers for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees – includes fees for assurance and related services performed by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services principally include work in connection with required Sarbanes-Oxley Act reporting, employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees – principally relate to professional services provided by PricewaterhouseCoopers for tax return preparation/review, tax audit assistance and tax advice and planning.

(4)	All Other Fees – represents an annual license fee paid to PricewaterhouseCoopers for access to its online database of financial reporting and accounting literature.

Compensation Committee

The Compensation Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available on the Company’s website located at www.watsonwyatt.com under “Investor Relations,” or may be obtained upon request, addressed to the Secretary of the Company at 1717 H Street, N.W., Washington, D.C. 20006. The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (CEO), and oversees administration of the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees and the 2000 Long-Term Incentive Plan. The board has delegated to the Compensation Committee matters associated with succession planning for the Company’s Chief Executive Officer. The Compensation Committee currently is composed of John J. Gabarro, Linda D. Rabbitt, Gilbert T. Ray (Chair) and John B. Shoven, all independent directors, and all of whom meet the independence requirements of the New York Stock Exchange’s listing standards. The Compensation Committee held four meetings during fiscal year 2004.

Nominating and Governance Committee

The Nominating and Governance Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available on the Company’s website, located at www.watsonwyatt.com under “Investor Relations,” or may be obtained upon request, addressed to the Secretary of the Company at 1717 H Street, N.W., Washington, D.C. 20006. The Nominating and Governance Committee provides assistance to the board of directors of the Company in fulfilling its responsibilities by identifying individuals qualified to become directors and approving the nomination of candidates for all directorships to be filled by the board of directors or by the stockholders of the Company; identifying directors qualified to serve on the committees established by the board of directors and recommending to the board of directors members for each committee to be filled by the board of directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee currently is composed of R. Michael McCullough (Chair), Linda D. Rabbitt, John B. Shoven and John C. Wright, all independent directors, and all of whom meet the independence requirements of the New York Stock Exchange’s listing standards. The Nominating and Governance Committee held three meetings during fiscal year 2004.

Members of these committees may change after this Annual Meeting.

OPERATION OF THE BOARD

Board Meetings

The board of directors conducted four meetings during fiscal year 2004. All directors attended 75% or more of the meetings of the board and the committees on which they served. None of the current directors who are employed by the Company are compensated separately for his or her services as a director or as a member of any committee of the board. The Amended and Restated Bylaws of the Company allow directors who are not active associates to receive compensation for their services on the board.

Director Compensation

In fiscal year 2004, under the Outside Directors’ Compensation Plan (the “Outside Directors’ Plan”), outside directors were paid a quarterly retainer of $11,250 plus $1,500 per day for board meetings; $1,000 per day for regular committee meetings ($750 if held in conjunction with a board meeting); $2,000 per day for committee meetings if the outside director chaired that committee ($1,000 if held in conjunction with a board meeting); and $1,000 per day for other meetings. Telephone meetings of the Audit Committee were compensated at $1,000 per meeting; other telephone meetings of less than four hours duration were compensated at 40% of the applicable per day fee. In addition, under the Outside Directors’ Plan, each outside director is granted 1,000 shares of Watson Wyatt common stock, issued at the end of the fiscal year at the fiscal year-end share price for services performed during the preceding fiscal year.

In fiscal year 2004, the fees paid to outside directors were paid in cash and in shares of Watson Wyatt common stock under the Outside Directors’ Plan. Watson Wyatt also established the Voluntary Deferred Compensation Plan for Non-Employee Directors to enable outside directors who hold 5,000 or more shares of the Company’s common stock, at their election, to defer receipt of any or all of their director’s fees until they are no longer serving as directors of the Company.

Director Independence

The board is composed of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the New York Stock Exchange. The board committee structure includes an Audit Committee, a Compensation Committee and a Nominating and Governance Committee consisting entirely of independent directors.

In determining independence, each year the board affirmatively determines whether directors have any material relationship with the Company. When assessing the materiality of a director’s relationship with the Company, the board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. A director will not be considered independent if:

(1) the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

(2) the director, or a member of the director’s immediate family, is receiving or has in the past three years received direct compensation from the Company in excess of $100,000 per year, other than compensation for board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

(3) the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives serves or served in the past three years on the compensation committee;

(4) the director is, or in the past three years has been, affiliated with or employed by the Company’s present or former internal or outside auditor, or a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed in a professional capacity by the Company’s present or former internal or outside auditor; or

(5) the director is an executive officer or employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the past three years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

For these purposes, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Applying these standards, the board has determined that the following directors qualify as independent: John J. Gabarro, R. Michael McCullough, Linda D. Rabbitt, Gilbert T. Ray, John B. Shoven and John C. Wright.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of October 1, 2004, by (i) the directors during the last fiscal year and nominees for director of the Company; (ii) the executive officers named in the Summary Compensation Table herein under “Executive Compensation;” and (iii) all executive officers and directors as a group. Except as otherwise indicated in the footnotes to the tables below, the Company believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

	Number of Outstanding Shares Beneficially Owned on October 1, 2004
Name of Beneficial Owner (a)	Number and Class			Percent of Class (b)
	Class A	Class A (Options) (c)		Class A
John J. Haley	229,420	20,883	(d)	*	%
Ira T. Kay	80,428	6,144		*
Carl D. Mautz	31,472	1,040		*
Gene H. Wickes	44,526	4,160		*
Walter W. Bardenwerper	48,227	3,239		*
John J. Gabarro	20,344	800		*
R. Michael McCullough	6,000	800		*
Gilbert T. Ray	6,151	400		*
Sylvester J. Schieber	63,260	4,124		*
Edward Manno Shumsky	63,955	2,796		*
Paul N. Thornton (e)	15,707	0		*
Linda D. Rabbitt	4,164	0		*
John B. Shoven	4,044	0		*
John C. Wright	5,474	0		*
All directors and executive officers as a group: 23	997,447	62,411		3%

__________

(a)	Unless noted otherwise, the address for each of the beneficial owners identified in this table is Watson Wyatt & Company Holdings, 1717 H Street, N.W., Washington, D.C. 20006.

(b)	Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk (*).

(c)	Options granted under the 2000 Long-Term Incentive Plan that are exercisable on or within 60 days after October 1, 2004.

(d)	Ownership includes 8,695 in deferred stock units.

(e)	Watson Wyatt LLP, in which Mr. Thornton is the Senior Partner, beneficially owns 100,000 shares, which represents less than 1% of the Company’s common stock.

BIOGRAPHICAL INFORMATION FOR OTHER EXECUTIVE OFFICERS OF THE COMPANY

Walter W. Bardenwerper (age 53) has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992. Mr. Bardenwerper was a director of Watson Wyatt & Company from 1992 to 1997. He is also a director of Professional Consultants Insurance Company. Mr. Bardenwerper was previously an attorney with Cadwalader, Wickersham & Taft and Assistant General Counsel and Secretary of Satellite Business Systems. He has a B.A. with Honors in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

Jorge V. Bou (age 62) has served as Vice President since 1998 and Regional Manager (Latin America) since 1994. Prior to joining Watson Wyatt in 1986, Mr. Bou was a Vice President of Martin E. Segal Company, an actuarial and benefits consulting firm, and was previously with the American International Group, an insurance organization. He has been providing consulting services to various clients in Latin America since 1969. Mr. Bou is an Associate of the Society of Actuaries, a member of the American Academy of Actuaries, and an Enrolled Actuary. He has a B.S. in Mathematics from Georgia State University. Mr. Bou has announced his intention to retire effective October 31, 2004.

John V. Caldarella (age 43) has served as Vice President since 2000 and Divisional Manager (U.S. East) since August 2004. Prior to this, he served as Director of Growth and Development from March 2000 to August 2004.  In that capacity Mr. Caldarella had overall responsibility for Watson Wyatt’s Account Management, Client Development, Marketing and Communication functions.  He joined Watson Wyatt in 1992 as a consultant.  In 1997, Mr. Caldarella became the Director of Account Management for the East Region.  Prior to that, he was a consultant with a national human resources consulting firm. Mr. Caldarella is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries, and an Enrolled Actuary (retired status).  He has a B.S. in Insurance and Real Estate from the Pennsylvania State University.

Michel L. Guay (age 56) has served as Vice President and Regional Manager (Canada) since February 2004, and has been with Watson Wyatt since 1996, most recently as Managing Consultant of its Eastern Canada market, working out of the Montreal office. In addition to being responsible for the management of Watson Wyatt’s Eastern Canadian market, Mr. Guay provided services to national and international clients. Before joining Watson Wyatt, Mr. Guay was a partner in a major Canadian actuarial consulting firm where he worked from 1982 to 1996. He has been a Fellow of the Society of Actuaries since 1986 and a Fellow of the Canadian Institute of Actuaries since 1987. Mr. Guay graduated from McGill University in 1970 with a B.Sc. in Mathematics.

Michael J. Hayes (age 50) has served as Vice President and Divisional Manager (U.S. Central) since 2001, and as managing consultant for the Chicago office from 1999 to 2004.  Prior to joining Watson Wyatt in 1999, Mr. Hayes was a practice leader for retirement benefits consulting with PricewaterhouseCoopers in the Midwest and a partner of the human resources consulting firm Hewitt Associates.  Mr. Hayes is a Fellow of the Society of Actuaries and an Enrolled Actuary.  He holds a B.A. in Mathematics and Economics from Northwestern University and an M.S. in Actuarial Science from the University of Michigan.

Richard S. Hubbard (age 51) has served as Vice President and Global Director of the Technology Solutions Practice since September 2003. Mr. Hubbard joined the company in 1976 as a retirement consultant in the company's Boston office. He became the Managing Consultant in Columbus in 1993 and became the Managing Consultant for the Ohio offices in 1996. He has also held leadership positions in Watson Wyatt's Retirement, Technology Solutions and Communication practices. Mr. Hubbard is a graduate of Bowdoin College with a B.S. in mathematics and a B.A. in economics.

Ira T. Kay (age 54) has served as Vice President since 1996. He was appointed Director of the U.S. Compensation Practice in September 2000 and served as a director of Watson Wyatt & Company from 1996 to 2000. Prior to assuming his current responsibilities, he was North American Practice Director of the Human Capital Group since 1998. Prior to joining Watson Wyatt in 1993, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group, a competing human resources consulting firm, and prior to that, he was a Managing Director in the Human Resources Department of the investment banking firm Kidder Peabody. Mr. Kay is the author of CEO Pay and Shareholder Value (St. Lucie Press) and Value at the Top: Solutions to the Executive Compensation Crisis (Harper Collins). He is a co-author (with Dr. Bruce Pfau) of The Human Capital Edge (McGraw-Hill). Mr. Kay has a B.S. in Industrial and Labor Relations from Cornell University and a Ph.D. in Economics from Wayne State University.

Chuly Lee (age 46) has served as Vice President and Regional Manager (Asia-Pacific) since July 2002. Ms. Lee joined Watson Wyatt in 1993 and worked in the Hong Kong office, developing new business with Korean and other multinational clients in the region. From 1994 to 1999, she was the Managing Director of Watson Wyatt’s Seoul, South Korea office. From September 1999 until 2002, Ms. Lee worked in Watson Wyatt’s New York office as a Regional Practice Director for the International Practice. Prior to joining Watson Wyatt, Ms. Lee worked in London as a consultant and as a university researcher and lecturer from 1984 to 1992. Ms. Lee holds a doctorate in Psychology from the University of London (Institute of Psychiatry, Post Graduate Medical School).

Carl D. Mautz (age 57) has served as Vice President and Chief Financial Officer since February 1999 and previously served as Controller from 1997 to 1999. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into defense contractor Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at the computer firm Unisys Corporation and from 1972 to 1984 was a CPA with the accounting firm of KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in Accounting from the University of Illinois.

John Philip S. Orbeta (age 43) has served as Vice President since 1998, as Global Director of the Human Capital Group and Practice Director, Human Capital Group (Asia-Pacific) since 1999, and served as a director from 2000 to 2003. From 1991 to 2000, Mr. Orbeta served as managing consultant for Watson Wyatt’s Manila office. Prior to joining Watson Wyatt in April 1986, Mr. Orbeta was a faculty member of the Mathematics Department and director of Computer Education and Services at the Ateneo de Manila University. Mr. Orbeta is a member and Certified Compensation Professional (CCP) of WorldatWork (formerly the American Compensation Association) and is the first practitioner in the Philippines to have earned this designation. He is a member of the American, European, Philippine and Australia/New Zealand Chambers of Commerce in the Philippines and the Personnel Management Association of the Philippines, and is a past President of the Compensation Management Society of the Philippines. Mr. Orbeta has a B.A. in Economics from Ateneo de Manila University in the Philippines.

Thomas J. Porath (age 58) has served as Vice President and Divisional Manager (U.S. West) since December 2003. Mr. Porath joined the Company in 1998 as the Southern California practice leader for Watson Wyatt's Group and Health Care practice. Before joining Watson Wyatt, Mr. Porath served as Vice President of Management Compensation, Group/Healthcare at Management Compensation Group. Prior to that, he was the Vice President of Corporate Services at St. Joseph Health System in Orange, California. He has also served as the CEO of a consulting firm, Center for Planned Change, with engagements in the United States, Canada, Western Europe, and the South Pacific. Mr. Porath holds Masters degrees in history, theology, and organizational psychology from St. Louis University with post-graduate work in business and human behavior from St. Louis University.

Sylvester J. Schieber (age 58) has served as Vice President and as a director from 2001 to 2004.  He has served as Vice President and Director of the Research and Information Center since 1983, when he joined the Company.  Mr. Schieber previously served as a director of Watson Wyatt & Company from 1989 to 1996.  From 1994 to 1996, he served on the Advisory Council on Social Security appointed by the Clinton Administration. He is currently serving on the Social Security Advisory Board, to which he was initially appointed in January 1998 by the U.S. Senate Majority Leader at the time, and to which he was recently reappointed for another six-year term.  He has authored or co-authored  six books on retirement issues, including Fundamentals of Private Pensions (University of Pennsylvania Press) and The Real Deal: The History and Future of Social Security (Oxford University Press). His latest book, The Economic Implications of Population Aging, will be published by

Cambridge University Press in January 2005.  He has co-edited four other volumes on a broad range of human resources issues.  Mr. Schieber is a frequent speaker on pension and social security policy issues throughout the world.  He has a Ph.D. in Economics from the University of Notre Dame.

Alan Keith Whalley (age 48) has served as Regional Manager (U.S.) since May 2004, and was most recently the Managing Partner of Watson Wyatt LLP (“WW LLP”). In this role he was a member of WW LLP’s Partnership Board and chairman of the Euro Matrix Group, WW LLP’s executive management committee. Mr. Whalley joined WW LLP in 1977. He is a consulting actuary primarily in the retirement field, where he specializes in consulting for large companies. Mr. Whalley established WW LLP’s Manchester office in 1985, followed by its Leeds office in 1990. Prior to his appointment as Managing Partner of WW LLP in 1999, he was head of the UK benefits practice from 1995. He has served as member of the CBI Council for the Yorkshire and the Humber Region and as chairman of the Yorkshire Group of the National Association of Pension Funds. He is a Fellow of the Institute of Actuaries and a Fellow of the Pensions Management Institute. Mr. Whalley holds an MA in Mathematics from University College, Oxford.

COMMON STOCK PURCHASE ARRANGEMENTS

Prior to the Company’s IPO in October 2000, Watson Wyatt & Company had a stock purchase plan to encourage ownership of redeemable common stock by associates. The stock purchase plan was terminated upon completion of the IPO. Under the stock purchase plan, Watson Wyatt & Company regularly sold common stock to associates on or about March 1 of each year. The stock purchase plan permitted associates to borrow up to the full amount of the purchase price of the common stock from Watson Wyatt & Company’s lenders, and Watson Wyatt & Company guaranteed repayment of all such loans. The loans provided for full recourse to the individual borrower and were secured by a pledge of the stock purchased. Executive officers and directors had access to this credit facility on the same basis as other associates.

As of October 1, 2004, 442,430 shares of common stock, representing approximately 1.4% of the outstanding shares of common stock, remained pledged to the Company’s lenders to secure loans to associates. As of the same date, the aggregate amount of outstanding loans was approximately $350,091. This loan program remains in place to accommodate the amortization of loans in existence at the time of the IPO. No new loans have been extended since the IPO, and no new loans will be extended under this loan program.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to John J. Haley, the President and Chief Executive Officer, and the other four most highly compensated executive officers of the Company.

Annual Compensation

Name and Principal Position	Fiscal Year	Salary($)	Bonus ($)(a) (b)	All Other Compensation ($) (c)
John J. Haley	2004	$710,606	$464,105	$25,483
President, Chief	2003	695,300	400,000	59,578
Executive Officer,	2002	680,000	588,500	95,614
Chairman of the
Board and Director
Ira T. Kay	2004	488,750	275,000	44,151
Vice President and	2003	483,750	275,000	67,404
Director of U.S.	2002	480,000	214,500	67,371
Compensation
Practice
Carl D. Mautz	2004	408,750	235,000	1,905
Vice President and	2003	351,250	225,000	18,554
Chief Financial Officer	2002	325,000	247,500	19,789

Gene H. Wickes	2004	363,750	235,000	26,114
Vice President,	2003	336,250	212,500	37,933
Retirement Practice Director	2002	325,000	324,500	42,062
and Director
Walter W. Bardenwerper	2004	395,000	190,000	3,584
Vice President,	2003	375,000	180,000	23,230
General Counsel and Secretary	2002	360,000	220,000	26,290

(a)     25% of each eligible associate’s fiscal year end bonus for fiscal years 2002, 2003 and 2004 was delivered in the form of stock under the 2001 Deferred Stock Unit Plan for Selected Employees. All deferred stock units were fully vested upon issuance.

(b)     Mr. Wickes' bonus was computed based on a new base salary when he became the Retirement Practice Director in April 2004.

(c)     “All Other Compensation” for fiscal year 2004 consists of the following amounts: (1) Company matching contributions made in December 2004 to a non-qualified savings plan of 3% of total compensation above the 2003 IRS compensation limit of $200,000 received by June 30, 2003, if individual 401(k) contributions equaled the IRS maximum by June 30, 2003, and interest earned in FY 2004 on previous contributions; and (2) payment for the annual cash out of excess unused paid time off (all associates are subject to the same paid time off limits).

	All Other Compensation Components for Fiscal Year 2004
Name	c(1)	c(2)	Total
Haley	$12,439	$13,044	$25,483
Kay	6,459	37,692	44,151
Mautz	1,905	0	1,905
Wickes	2,893	23,221	26,114
Bardenwerper	3,584	0	3,584

Option Grants in Fiscal Year 2004

Under the 2000 Long-Term Incentive Plan, each associate was granted options in October 2000 (at the time of the IPO) to purchase stock valued at 40% of his or her target bonus amount, subject to a minimum grant of 100 options. The Company’s executive officers and directors were granted options at that time using the same formula. These options will expire after seven years, subject to early termination in specified circumstances, and vest in five equal annual installments over a period of five years. The Company did not grant any options under the Plan to the named executive officers in fiscal year 2004. The Company does not currently intend to issue further stock options under the 2000 Long-Term Incentive Plan.

Aggregated Option Exercises and Fiscal Year 2004 Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2004 and the number and value of unexercised options held by the named executive officers at fiscal year 2004 year-end. The value of unexercised in-the-money options held at fiscal year 2004 year-end represents the pre-tax total gain which the option holder would realize if he exercised all of the in-the-money options held at fiscal year 2004 year-end, and is determined by multiplying the number of shares of common stock underlying the options by the difference between $26.65, which was the closing price per share of the Company’s common stock on the New York Stock Exchange on June 30, 2004 (the last trading day of fiscal year 2004), and the applicable per share option exercise price, which is $12.50. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

			Number of Securities Underlying Unexercised Options As of June 30, 2004 (#)		Value of Unexercised In-the-Money Options as of June 30, 2004 ($)
	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Haley	0	0	9,141	6,094	$129,345	$86,230
Kay	0	0	4,608	3,072	65,032	43,469
Mautz	3,120	$41,184	0	2,080	0	29,432
Wickes	0	0	3,120	2,080	44,148	29,432
Bardenwerper	217	2,341	2,087	2,304	29,531	32,602

Securities Authorized for Issuance Under Equity Compensation Plans

Our equity compensation plans include the 2000 Long-Term Incentive Plan, which provides for the granting of nonqualified stock options and stock appreciation rights, the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees and the Compensation Plan for Outside Directors.  We grant deferred stock units to our senior associates as a part of their annual discretionary compensation and have discontinued the issuance of stock options.  All deferred stock units issued in connection with the 2001 Deferred Stock Unit Plan were fully vested upon issuance.  All of our equity compensation plans have been approved by stockholders.

The following chart gives aggregate information regarding outstanding grants under all of the Company’s equity compensation plans through June 30, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	1,076,262	(a)	$13.45	(a)	4,935,782	(b)

Total	1,076,262		$13.45		4,935,782

__________

(a) Includes 4,347 deferred stock units that have not been paid out in stock at the election of the recipient. These rights have no exercise price and therefore are not reflected in the calculation of the weighted average exercise price of outstanding options.

(b) Includes 2,548,915 shares remaining available for future issuance under the 2000 Long-Term Incentive Plan, 1,304,577 shares under the 2001 Employee Stock Purchase Plan, 1,059,181 shares under the 2001 Deferred Stock Unit Plan for Selected Employees and 23,109 shares under the Compensation Plan for Outside Directors.

Defined Benefit Plans

The following table sets forth the estimated annual benefits payable on a single life annuity basis (excluding Social Security) under the Company’s qualified pension plan and non-qualified excess pension plans to a U.S. associate, who qualifies for normal retirement in 2004 and is grandfathered under the plan pursuant to amendments adopted effective July 1, 2003 (as described further below), with the specified average compensation equal to the average of the highest 36 consecutive months of compensation prior to retirement and the specified years of continuous service:

	Annual Benefit Amounts(1)
	Years of Continuous Service
Average Annual Compensation for 36 Consecutive Months with the Highest Average Preceding Retirement(2)	10	15	20	25
$200,000	$40,149	$60,223	$80,297	$100,372
300,000	61,149	91,723	122,297	152,872
400,000	82,149	123,223	164,297	205,372
500,000	103,149	154,723	206,297	257,872
600,000	124,149	186,223	248,297	310,372
700,000	145,149	217,723	290,297	362,872
800,000	166,149	249,223	332,297	415,372
900,000	187,149	280,723	374,297	467,872
1,000,000	208,149	312,223	416,297	520,372
1,100,000	229,149	343,723	458,297	572,872
1,200,000	250,149	375,223	500,297	625,372
1,300,000	271,149	406,723	542,297	677,872
1,400,000	292,149	438,223	584,297	730,372
1,500,000	313,149	469,723	626,297	782,872

[1]

The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7% times the associate’s average compensation for the 36 consecutive months with the highest compensation plus 0.4% times the associate’s average compensation for the 36 consecutive months with the highest compensation that exceeds Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

[2]

As required by Section 415 of the Internal Revenue Code, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $165,000. For those associates who are covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans, up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $205,000 cannot be taken into account in determining qualified plan benefits.

The following changes were made to the qualified pension plan and non-qualified excess pension plans effective July 1, 2003:

•

The five-year certain and life normal form of payment was changed to a single life annuity. After July 1, 2003, the benefit of an associate will be actuarially reduced if the associate elects the five-year certain and life annuity.

•	The period used to determine average annual compensation was changed from 36 consecutive months to 60 consecutive months.

•	Early retirement upon attainment of age 50 with 10 years of continuous service has been eliminated. Early retirement upon attainment of age 55 with 5 years of continuous service remains in effect.

•

The reduction for early retirement has been changed. An associate’s benefit will be reduced by 8% per year for the first four years and 6% for years in excess of four that the associate’s benefit commences before age 62. Before the change, an associate’s benefit was reduced 5% per year for commencement prior to age 60.

Under a grandfathering rule, all of the plan provisions in effect on June 30, 2003 except for the normal form of payment will remain in effect for five years for associates who were actively employed on that date. Associates who retired or terminated employment on or before June 30, 2003, and associates hired on or after July 1, 2003, are not eligible for the grandfathering.

The years of credited service for the associates named in the Summary Compensation Table as of June 30, 2004 are: Mr. Haley – 27.17 years; Mr. Kay – 10.58 years; Mr. Mautz – 7.33 years; Mr. Wickes – 7.50 years; Mr. Bardenwerper – 17.08 years. Benefits are based solely on the compensation shown in the “Salary” and “Bonus” columns of the Summary Compensation Table.

Other Pension Plans. The Company also has other pension plans that have been established in various countries for the benefit of eligible associates in those jurisdictions.

Compensation Committee Interlocks and Insider Participation

The members of the Company's Compensation Committee for fiscal year 2004 were Gilbert T. Ray (Chair), John J. Gabarro, Linda D. Rabbitt and John B. Shoven.

All are independent directors of the Company. No interlocking relationship exists between the Company’s board of directors or our Compensation Committee and any member of any other company’s board of directors or their compensation committee, nor has any interlocking relationship existed in the past.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee was comprised of four independent directors in fiscal year 2004. The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (CEO), the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees and the 2000 Long-Term Incentive Plan. The Compensation Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available on the Company’s website located at www.watsonwyatt.com under “Investor Relations.”

Compensation Philosophy

The Company compensation philosophy is applied to all associates, including executive officers. The compensation program takes into consideration the Company’s business strategy and market conditions. Specifically, the compensation program has been designed to:

1.	Attract, motivate and retain the most highly qualified and capable associates by providing competitive compensation based on individual and Company performance;

2.	Align associate compensation with the Company’s overall business strategies and values;

3.	Focus management on maximizing stockholder value;

4.	Provide competitive base compensation, supplemented with variable compensation based on individual achievement of annual and long-term results;

5.	Foster an ownership mentality among associates and reward their focus on long-term objectives;

6.	Compensate associates fairly on a global basis, relative to other associates and the market; and

7.	Provide compensation that reflects the Company’s performance, relative to its key competitors.

The Committee periodically reviews data on executive compensation to determine key market considerations and competitive positioning. In making its determinations, the Committee relies on publicly available information, commissioned survey data and its knowledge of the market for key executives.

Base and Bonus Compensation

For the fiscal year ending June 30, 2004, the compensation of the Company’s executive officers and all other bonus-eligible associates was comprised primarily of two elements: base salary and fiscal year-end bonus.

The Company’s compensation program establishes target bonuses for all bonus-eligible associates, based on their position in the Company and base salary. Funding for the bonus pool is based on the Company’s fiscal year-end net operating income and may be greater than or less than total target bonuses. Individual bonus awards are at each manager’s discretion and are based on the manager’s assessment of the associate’s achievement of stated goals and support of Company values. In making its determinations, the Committee relied on publicly available information, the above-mentioned survey and its knowledge of the market for key executives. The company bonus pool for 2004 was funded at 60% of target.

The CEO made recommendations to the Committee with respect to salary and bonus compensation for the Company’s executives who report to the CEO. With respect to salary for the CEO’s direct reports, the decisions were based on each associate’s experience, competencies, expected level of responsibility in the coming year, external market value and internal equity. Decisions with respect to bonus compensation for the CEO’s direct reports were based on the CEO’s subjective evaluation of the Company’s overall financial performance, business unit financial performance and individual achievement of other business objectives. The Committee approved the CEO’s recommendations.

The CEO made recommendations to the Committee with respect to base and bonus compensation for the Company’s executives who report to the CEO. The Committee approved the CEO’s recommendations.

Stock Programs

The Company’s long-term compensation plans are designed to recognize the individual’s past, present and potential future contributions. The Company believes that stock ownership aligns associate financial interest with those of other stockholders and the Company.

Stock Options

In connection with the IPO in October 2000, the Company implemented the 2000 Long-Term Incentive Plan, under which it may grant stock options. In October 2000, executive officers and other eligible associates were granted options to purchase the Company’s common stock pursuant to this plan, based on a formula related to their target bonus amounts. There were no grants of options under the plan in fiscal year 2004, and the Company does not currently intend to issue any further stock options under the 2000 Long-Term Incentive Plan.

Stock Purchase Plan

The Company continued the 2001 Employee Stock Purchase Plan during fiscal 2004. The Employee Stock Purchase Plan is available to all associates, and approximately 32% of eligible Company associates currently participate in this plan.

Deferred Stock Unit Plan

In September 2002, the Company issued its first grants under its 2001 Deferred Stock Unit Plan for Selected Employees. Since that date, senior associates of the Company, including the CEO and executive officers (approximately 255 in 2004) were granted deferred stock units in lieu of 25% of their discretionary bonus. Such deferred stock units were fully vested upon grant.

The Committee is currently considering making additional long-term bonus grants under this Plan in order to (i) strengthen incentives and align behaviors for senior executives to grow the business consistent with the strategic goals of the Company, (ii) strengthen retention impact of total compensation of senior executives, and (iii) address competitive deficiency in long-term incentives for senior executives.

Compensation of the Chief Executive Officer

During fiscal year 2004, Mr. Haley’s base salary was $714,008, an increase of $13,608, or 2%, over his fiscal year 2003 base salary of $700,400.

Mr. Haley’s fiscal year 2004 bonus was approved by the board of directors based on the recommendation of the Compensation Committee. The Committee recommended, and the board approved, a bonus equal to 65% ($464,105) of Mr. Haley’s target bonus. His target bonus for fiscal year 2004 was increased from 87.5% to 100% of his base compensation. Following are some of the factors that were taken into account:

1.	Success in the Company meeting established financial goals;

2.	Leadership in representing the Company with the investment community;

3.	Influence on strategic direction and long-term strength and performance;

4.	Successful promotion of continuous quality improvements and effective risk management;

5.	Actions taken to strengthen operations of the Company in Asia Pacific, Canada and Latin America;

6.	Development of succession plans for leadership teams and key client service teams;

7.	Progress in implementing a diversity program throughout the Company;

8.	Actions taken to ensure that the senior management team is organized and operating effectively; and

9.	Relativity to the average bonus compensation level of the Company’s associates.

In summary, in establishing the base and bonus compensation for the CEO, the Committee took into consideration the specific factors listed above, and the quantitative and qualitative factors mentioned in the Base and Bonus Compensation section. In 2004, the total compensation for the CEO was below the median of the peer group included in the above-mentioned survey.

Deductibility of Executive Compensation

In order to maximize the deductibility for federal income tax purposes of compensation paid to executive officers, the Company has a Senior Officers Deferred Compensation Plan that requires deferral of compensation in excess of $1.0 million that would otherwise be payable to the CEO and the four other highest compensated executive officers.

Submitted by the Watson Wyatt & Company Holdings Compensation Committee:

Gilbert T. Ray— Chair
John J. Gabarro
Linda D. Rabbitt
John B. Shoven

STOCKHOLDER RETURN GRAPH

The graph below depicts total cumulative stockholder return on $100 invested on July 1, 1999 in (1) Watson Wyatt & Company Holdings common stock, (2) an independently-compiled, industry peer group index comprised of the common stock of all publicly-traded companies within the management consulting services standard industrial classification code, and (3) the New York Stock Exchange Broad Market Index. The graph assumes reinvestment of dividends.

An independently-compiled, industry peer group index was utilized because financial information on the Company’s most direct competitors is not publicly available.

Comparative 5-Year Cumulative Total Stock Return
Among Watson Wyatt Common Stock, Peer Group Index,
and New York Stock Exchange Broad Market Index

	1999	2000	2001	2002	2003	2004
Watson Wyatt & Company Holdings Common Stock (a)	100.00	116.77	700.00	725.15	694.01	799.03
Peer Group Index (b)	100.00	172.08	99.40	85.31	81.56	113.94
NYSE Broad Market Index	100.00	99.30	97.32	84.63	84.63	101.38

(a)     Prior to fiscal year 2001, the price of Watson Wyatt’s common stock was determined by a formula based on book value.

(b)     Companies included in the independently-compiled industry peer group index: Accenture Ltd.; Access Worldwide Communications Inc.; Bearing Point Inc.; Brandpartners Group Inc.; Comforce Corporation; Corporate Executive Board Company; Diamondcluster International Inc.; Exponent Inc.; Exult Inc.; First Consulting Group Inc.; FTI Consulting Inc.; Global Business Markets Inc.; Harris Interactive Inc.; Heidrick & Struggles International; Hewitt Associates Inc.; I-Trax.com Inc., Lehman T H & Co Inc.; Management Network Group Inc.; Orthodontix Inc.; Provant Inc.; Resources Connection Inc.; SM&A; Stonepath Group Inc.; Superior Consultant Holdings Corporation; Thomas Group Inc.; Ventiv Health Inc.; and Watson Wyatt & Company Holdings. Removals from the peer group since last year are as follows: Education Lending Inc. and Roaming Messenger Inc. were removed since they are no longer within the management consulting services standard industrial classification code; Nextera Enterprises Inc. and New Century Equity Holdings Corp. were removed since they were de-listed from the NASDAQ; and ARC Communications Inc., On-Site Sourcing Inc., Point Group Holdings Inc., Practice Works Inc., Synergy 2000 Inc., and Right Management Consultants Inc. were removed since they were merged into or acquired by other companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 1, 1995, Watson Wyatt & Company transferred its United Kingdom operations to R. Watson & Sons, subsequently renamed Watson Wyatt LLP, and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. Watson Wyatt & Company also transferred its Continental European operations to a newly-formed holding company owned by a subsidiary of Watson Wyatt & Company and Watson Wyatt LLP in exchange for 50.1% of its shares. Effective July 1, 1998, Watson Wyatt & Company sold one-half of its investment in the holding company to Watson Wyatt LLP. Mr. Paul N. Thornton, Senior Partner of Watson Wyatt LLP, is currently a member of the Company’s board of directors. Mr. Haley is a member of the Watson Wyatt LLP Partnership Board. Watson Wyatt LLP and Watson Wyatt & Company provide various services to and on behalf of each other in the ordinary course of business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, among others, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company’s common stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files those reports with the SEC on their behalf.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all of its executive officers and directors filed required reports on a timely basis under Section 16(a), except that Mr. Haley filed a late report in connection with the deferral of stock units, and three former officers, Mr. Brown, Ms. Cotter and Mr. Marini, each filed late reports on the sale of stock. The Company has streamlined its procedures to ensure improved compliance on an on-going basis.

PROPOSAL NO. 2:

PROPOSAL TO INCREASE THE NUMBER OF SHARES
WHICH MAY BE ISSUED UNDER THE
WATSON WYATT & COMPANY HOLDINGS
COMPENSATION PLAN FOR OUTSIDE DIRECTORS

The Amended and Restated Bylaws of the Company allow directors who are not employed by the Company (“outside directors”) to receive compensation for board service. As of October 1, 2004, there are six outside directors eligible to participate in the Compensation Plan for Outside Directors (the “Outside Directors’ Plan”).

To date, shares distributed under the Outside Directors’ Plan have been issued shares held in or acquired for the Company’s treasury, or shares reacquired by the Company upon purchase in the open market. The maximum number of shares that may be issued under the current Outside Directors’ Plan is 50,000, subject to adjustments for stock splits, stock dividends and similar transactions. As of October 1, 2004, 13,092 of the 50,000 shares originally authorized remain available for issuance under the Outside Directors’ Plan. The Outside Directors’ Plan may be amended from time to time by the board of directors, and any such amendment is subject to stockholder approval to the extent required under the New York Stock Exchange (“NYSE”) rules.  Currently, NYSE rules require that material revisions to equity compensation plan provisions (such as amendments to materially increase the number of shares available, expand the types of awards or the class of participants, extend the term of the Outside Directors’ Plan, change the method of determining option exercise prices or permit repricing of options) be approved by stockholders.  Consistent with the NYSE rules, the Company is submitting for stockholder approval a proposal that would increase the number of shares that may be issued under the Outside Directors’ Plan by 25,000, for a total of 75,000.

In August 2003, the board of directors approved, and in November 2003, the stockholders of the Company approved the Outside Directors’ Plan, as amended.  Under the current Outside Directors’ Plan, outside directors of the Company are paid a quarterly retainer of $11,250 plus $1,500 per day for board meetings; $1,000 per day for regular committee meetings ($750 if held in conjunction with a board meeting); $2,000 per day for committee meetings if the outside director chaired that committee ($1,000 if held in conjunction with a board meeting); and $1,000 per day for other meetings.  Telephone meetings of the Audit Committee were compensated at $1,000 per meeting; other telephone meetings of less than four hours duration were compensated at 40% of the applicable per day fee.  Outside directors also will receive a Watson Wyatt common stock grant of 1,000 shares per year.  The Outside Directors’ Plan requires that, within five years, outside directors own and hold a minimum of 5,000 shares of the Company’s common stock while serving as a director.  Under the Outside Directors’ Plan, outside directors may elect for fees paid to them to be paid in cash and in shares of Watson Wyatt common stock, until such time as the director satisfies the stock ownership requirement.   At this time, there are no amendments being proposed to the Outside Directors’ Plan that change any of the above described compensation arrangements.

The full text of the Outside Directors’ Plan is set forth as Exhibit A to this proxy statement and the foregoing description is qualified by reference to the actual terms of the Outside Directors’ Plan.

The board of directors recommends that stockholders vote FOR Proposal No. 2 to increase the number of shares which may be issued under the Compensation Plan for Outside Directors.

MANNER IN WHICH THE PROXIES WILL BE SOLICITED AND VOTED

The cost of soliciting proxies will be borne by the Company. Officers and regular associates of the Company may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile, or electronically. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the Company’s common stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing and tabulating the proxies.

Management knows of no other matter that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the proxies named on the enclosed proxy will vote in accordance with their judgment upon such matter. Individual proxies will be counted by ADP Investor Communication Services in an effort to ensure the confidentiality and anonymity of each stockholder’s votes. Whether or not you expect to be present at the meeting, you are urged to vote your proxy by telephone, internet, or if you have received your proxy materials by mail, to sign, date and promptly mail in your proxy.

Representatives of PricewaterhouseCoopers LLP are not expected to attend the Annual Meeting. However, if a representative of PricewaterhouseCoopers LLP does attend the Annual Meeting, he or she will have an opportunity to make a statement if he or she desires to do so. Also, if such representative chooses to attend the Annual Meeting, he or she will be expected to be available to respond to appropriate questions.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary of the Company in writing at the following address: Watson Wyatt & Company Holdings, Office of the Secretary, 1717 H Street, N.W., Washington, D.C. 20006, or by telephone at 202-715-7000. If you would like to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

STOCKHOLDER PROPOSALS

Any stockholder wishing to present a proposal to be included in the proxy statement for the 2005 Annual Meeting of the Company, currently expected to be held on or about November 14, 2005, may submit such proposal in writing to Watson Wyatt & Company Holdings, Office of the Secretary, 1717 H Street, N.W., Washington, D.C. 20006. Such proposals must be received no later than June 17, 2005. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the board of directors. Under the Company’s Amended and Restated Bylaws, unless the date of the 2005 Annual Meeting of stockholders is advanced by more than 40 days or delayed by more than 40 days from the anniversary of the 2004 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than the close of business on July 22, 2005. In addition, stockholders wishing to make such proposals or recommendations of candidates for director must satisfy other requirements set forth in the Company’s Amended and Restated Bylaws. If a stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

ANNUAL REPORT

A copy of the Annual Report of the Company containing financial statements for the fiscal year ended June 30, 2004 accompanies this proxy statement. A copy of the Company’s Annual Report on Form 10-K is available without charge upon request to the Company. Requests may be made to Watson Wyatt & Company Holdings, Office of the Secretary, 1717 H Street, N.W., Washington, D.C. 20006.

     By order of the board of directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Washington, D.C.
October 15, 2004

EXHIBIT A
WATSON WYATT & COMPANY HOLDINGS
AMENDED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

I.	The schedule of fees is as follows:

A.	Retainer: $45,000 per year, paid quarterly

B.	Stock Grant: 1,000 shares per year, issued at the end of each fiscal year (at the completed fiscal year-end share price) for services during the preceding fiscal year

C.	Board Meetings: $1,500 per day

D.	Committee Meetings: $1,000 per day ($750 if held in conjunction with a Board meeting); $2,000 per day for Committee Chairs ($1,000 if held in conjunction with a Board meeting)

E.	Telephone Meetings of less than 4 hours: 40% of applicable fee

F.	Telephone Meetings of the Audit Committee: $1,000 per telephone meeting

G.	Other Meetings: $1,000 per day

II.

Outside directors will initially be paid in a combination of cash and Watson Wyatt & Company Holdings (“WWCH”) common stock, at the end of each calendar quarter (at the completed quarter-end share price) for services during the preceding quarter.

A.

Within five years, a director is expected to own at least 5,000 shares of WWCH common stock. To meet a target of 5,000 shares, a director may initially elect to be paid all in shares, or up to 40% of each payment in cash in order to satisfy immediate tax liability. At any time, a director may change this election within these parameters.

B.	A director may elect to be paid through any combination of (i) cash; (ii) deferral of cash under the WWCH Voluntary Deferred Compensation Plan; and/or (iii) shares of WWCH common stock.

C.	Once a director attains the 5,000 share target, he/she shall continue to own at least 5,000 shares while serving as a director.

III.	Shares will be distributed to the director by means of an account to be established for each director at a brokerage firm designated by the Company.

IV.

The maximum number of shares that may be issued under the Plan is 75,000, subject to adjustments for stock splits, stock dividends and similar transactions. The shares may be authorized but unissued shares of common stock, issued shares held in or acquired for the Company's treasury, or shares reacquired by the Company upon purchase in the open market.

V.	The Plan may be amended from time to time by the board of directors, except that any such amendment is subject to stockholder approval to the extent required under NYSE rules.

A-1

EXHIBIT B
WATSON WYATT & COMPANY HOLDINGS
AUDIT COMMITTEE CHARTER

(Includes changes approved through August 20, 2004)

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company or its subsidiaries and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the New York Stock Exchange listing standards. All committee members shall be financially literate, (or shall become financially literate within a reasonable period of time after his or her appointment to the committee) and at least one member shall be an “audit committee financial expert,” as defined by SEC regulations.

Purpose

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditors’ qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, and management of the Company, and to report regularly to the board of directors.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The committee shall have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties and shall receive appropriate funding from the Company, as determined by the committee, for payment of compensation to any such advisors.

Duties and Responsibilities

The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The audit committee shall recommend to the Board whether the audited financial statements should be included in the Annual Report.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting. The committee shall pre-approve all audit, audit-related, tax and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

At least annually, the committee shall obtain and review a report by the independent auditors describing:

•	The firm's internal quality control procedures.

•

Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditors and the Company (to assess the auditors' independence).

In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet applicable SEC regulations.

The committee shall discuss with the internal auditors and the independent auditors the overall scope and plan for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct).

The audit committee shall meet at least four times annually. The committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the committee. The committee shall review with the independent auditors any audit problems or difficulties and management’s response.

The committee shall receive regular reports from the independent auditors on the critical policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, and other matters required by SEC rules. The committee shall review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. The committee shall review and discuss earnings press releases, including the type and presentation of information, paying particular attention to any pro-forma or adjusted non-GAAP information, as well as Company practices with respect to financial information and earnings guidance provided to analysts and rating agencies. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be

included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The committee also prepares its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

WATSON WYATT & COMPANY HOLDINGS 1717 H STREET, NW WASHINGTON, D.C. 20006

You can submit your proxy by mail, by telephone or
through the Internet.
Please use only one of the three response methods.

1.  By mail.  Mark, sign and date your proxy card and return it in the enclosed envelope as soon as possible to Watson Wyatt & Company Holdings, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Or

2.  By telephone.  Call toll-free 1-800-690-6903 on any touch-tone telephone to authorize the voting of these shares. You may call 24 hours a day, 7 days a week. Have your proxy card in hand when you call; then just follow the simple instructions. You may submit your vote in this manner no later than 11:59 p.m. EST on Thursday, November 18, 2004.

Or

3.  Through the Internet.  Access the website at www.proxyvote.com to authorize the voting of these shares. You may access the site 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site; then just follow the simple instructions. You may submit your vote in this manner no later than 11:59 p.m. EST on Thursday, November 18, 2004.

If you vote by telephone or through the Internet, please DO NOT mail back the proxy form.

THANK YOU FOR VOTING!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
WYATT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WATSON WYATT & COMPANY HOLDINGS

This proxy will be voted as directed. If no direction is made, it will be voted “FOR” Items I and II.
I.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominees on the line below.
CLASS I DIRECTORS (TERM EXPIRES IN 2007):
(01) R. Michael McCullough
	(02) Paul N. Thornton	☐	☐	☐

Vote On Proposal					For	Against	Abstain

II.	Approval of a proposal to increase the number of shares which may be issued under the Compensation Plan for Outside Directors.				☐	☐	☐

III.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” ITEMS I and II.

Please sign exactly as your name appears on the mailing label at right. Joint owners should each sign. Executors, administrators, trustees, custodians, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Watson Wyatt & Company Holdings
Annual Meeting of Stockholders
The Drake Hotel
140 East Walton Place
Chicago, IL 60611

Friday, November 19, 2004
8:30 a.m. (CST)

 FOLD AND DETACH HERE 

WATSON WYATT & COMPANY HOLDINGS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The person(s) signing on the reverse hereof hereby appoints John J. Haley and Walter W. Bardenwerper, and each of them, as his or her proxies, each with full power of substitution, to vote all of his or her shares of capital stock of Watson Wyatt & Company Holdings at the Annual Meeting of Stockholders of the Company to be held on Friday, November 19, 2004, at The Drake Hotel, Chicago, IL, 8:30 a.m. and at any adjournments thereof, with the same authority as if the shareholder(s) were personally present, as specified on the reverse.

THE PERSON(S) SIGNING THIS PROXY HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.